SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2014

Cigna Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

900 Cottage Grove Road
Bloomfield, Connecticut 06002
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(860) 226-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 12, 2014, Cigna Corporation entered into the Fourth Amended and Restated Revolving Credit and Letter of Credit Agreement with the lenders named therein, Citibank, N.A., as administrative agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as joint lead arrangers and joint book managers, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as syndication agents, and the Bank of Tokyo-Mitsubishi UFJ, Ltd., Deutsche Bank Securities Inc., HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as co-documentation agents (the “Credit Agreement”).  The Credit Agreement replaces the Company’s Third Amended and Restated Revolving Credit and Letter of Credit Agreement, dated June 15, 2011.

Under the Credit Agreement, the Company can borrow up to an aggregate principal amount of $1.5 billion for general corporate purposes, of which up to $500 million is available for the issuance of standby letters of credit.  The Credit Agreement also includes an option to increase the facility amount up to $2.0 billion and an option to extend the termination date of December 12, 2019 for additional one year periods, in each case, subject to the consent of the administrative agent and the committing banks and satisfaction of certain other conditions.

The Credit Agreement provides for interest rate options on advances at rates equal to either: (x) in the case of base rate advances, the highest of (i) Citibank’s base (or prime) rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.0% plus an applicable margin based on the Company’s public debt ratings (as determined by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services); or (y) in the case of Eurodollar rate advances, LIBOR plus an applicable margin based on the Company’s public debt ratings.

The Credit Agreement contains customary covenants and restrictions, including a financial covenant that the Company may not permit its leverage ratio – which is total consolidated debt to total consolidated capitalization (each as defined in the Credit Agreement) – to be greater than 0.50 to 1.00.  The leverage ratio calculation excludes net unrealized appreciation in fixed maturities and the portion of the post-retirement benefits liability adjustment attributable to pension as included in accumulated other comprehensive loss on the Company’s consolidated balance sheets.

The Credit Agreement contains other customary provisions regarding events of default, which could result in the termination of commitments, an acceleration of repayment of any advances outstanding and/or the provision of cover in an amount equal to the aggregate amount of any outstanding letters of credit.  The events of default include, among other things, bankruptcy or insolvency proceedings, change of control and cross-defaults from other debt agreements.

The agents and banks under the Credit Agreement perform normal banking, investment banking and/or advisory services for the Company from time to time for which they receive customary fees and expenses.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Fourth Amended and Restated Revolving Credit and Letter of Credit Agreement, dated as of December 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cigna Corporation

Date: December 18, 2014	By:	/s/ Thomas A. McCarthy
Thomas A. McCarthy
Executive Vice President
and Chief Financial Officer